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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  ORGANIC, INC.


        Jonathan Nelson and Michael Hudes hereby certify that:

1. They are the duly elected and acting Chief Executive Officer and President, respectively, of Organic, Inc., a Delaware corporation (the "Company").

2. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on January 6, 1997 in the name of Organic Online, Inc., an Amended and Restated Certificate of Incorporation was filed with the Secretary of State on January 28, 1997, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State on February 8, 1999, and a Certificate of Amendment of Amended and Restated Certificate of Incorporation changing the name of the Company from "Organic Online, Inc." to "Organic, Inc." was filed with the Secretary of State on March 11, 1999 (as so amended, the "Original Certificate of Incorporation").

3. The Amended and Restated Certificate of Incorporation below was approved by the Board of Directors of the Company by unanimous written action in lieu of meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the "Corporation Law"), and was duly adopted by the stockholders of the Company in accordance with the provisions of Sections 242 and 245 of the Corporation Law by written consent of stockholders given in accordance with Section 228 of the Corporation Law, with written notice given to stockholders who did not consent in writing.

4. The Original Certificate of Incorporation of this Corporation is hereby amended and restated to read as follows:

                                       I.

        The name of this corporation is Organic, Inc. (the "Corporation").

                                       II.

        The address of the registered office of this Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of this Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

                                      III.

        The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "Corporation Law").

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                                       IV.

        A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is Sixty Million (60,000,000) shares. Thirty-Five Million (35,000,000) shares shall be Common Stock (the "Common Stock"), each having a par value of one-hundredth of one cent ($.0001). Twenty-Five Million (25,000,000) shares shall be Preferred Stock (the "Preferred Stock"), each having a par value of one-hundredth of one cent ($.0001). Upon the filing of this Amended and Restated Certificate of Incorporation, each share of Common Stock and Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be split and converted into three (3) shares of Common Stock or Preferred Stock, respectively.

        B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than Series A Preferred Stock and Series B Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C. Seven Million Two Hundred Twenty-Five Thousand (7,225,000) shares of Preferred Stock are hereby designated "Series A Preferred Stock" and Four Hundred Ninety-Six Thousand (496,000) shares of Preferred Stock are hereby designated "Series B Preferred Stock."

        D. No share or shares of any series of Preferred Stock acquired by this Corporation by reason of purchase, conversion or otherwise shall be reissued as part of such series, and the Board of Directors is authorized, pursuant to
Section 243 of the Corporation Law, to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

        E. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock and Series B Preferred Stock are as follows:

        1. DIVIDENDS.

                a. Holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends at the rate of $0.1667 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the


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Board of Directors and shall be noncumulative. No dividends (other than those payable solely in Common Stock) shall be paid on any Common Stock during any fiscal year of this Corporation until dividends in the total amount of $0.1667 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A Preferred Stock and the Series B Preferred Stock shall have been paid or declared and set apart during that fiscal year, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Paragraph IV.E.1.a.) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. No right shall accrue to holders of shares of Series A Preferred Stock and Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest. Notwithstanding anything to the contrary contained in this Paragraph IV.E.1.a., no dividend shall be payable if the resulting aggregate stockholders' equity in this Corporation falls below Fourteen Million Dollars ($14,000,000).

                b. In the event this Corporation shall declare a distribution (other than any distribution described in Paragraph IV.E.2.) payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though such holders were the holders of the number of shares of Common Stock into which their respective shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

        2. LIQUIDATION PREFERENCE.

                a. In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $2.98 and $7.21, respectively, per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Preferred Stock then held by them. The Series A Preferred Stock and Series B Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                b. After the payment of the full liquidation preference of the Preferred Stock as set forth in Paragraph IV.E.2.a. above, the remaining assets of this


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Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock.

                c. For purposes of this Paragraph IV.E.2., (i) any acquisition of this Corporation by means of merger or other form of corporate reorganization in which outstanding shares of this Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of this Corporation, shall be treated as a liquidation, dissolution or winding up of this Corporation and shall entitle the holders of Series A Preferred Stock and Series B Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Paragraph IV.E.2.d. below) amounts as specified in Paragraphs IV.E.2.a. and b. above.

                d. Whenever the distribution provided for in this Paragraph IV.E.2. shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

        3. VOTING RIGHTS. Each holder of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of Common Stock (except as otherwise expressly provided herein or as required by law, voting together with Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws ("Bylaws") of this Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

        4. CONVERSION. The holders of Series A Preferred Stock and Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

                a. OPTIONAL CONVERSION. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.98 by the Series A Conversion Price and $7.21 by the Series B Conversion Price, determined as hereinafter provided, in effect on the date the stock certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.98 per share of Common Stock and the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred Stock (the "Series B Conversion Price") shall initially be $7.21 per share of Common Stock. Such initial Series A Conversion Price and Series B Conversion Price shall be adjusted as hereinafter provided.


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                b. AUTOMATIC CONVERSION. Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into one (1) share of Common Stock upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of such series when fewer than 700,000 shares of Series A Preferred Stock remain outstanding, or (ii) immediately upon the closing of the sale of Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of this Corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $10.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to this Corporation and/or any selling stockholders (after deduction for underwriters' discounts and expenses relating to the issuance, including, without limitation, fees of this Corporation's counsel) of which exceed $7,500,000.

                c. MECHANICS OF CONVERSION.

                        (1) Before any holder of Series A Preferred Stock and Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the stock certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for such stock, and shall give written notice to this Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the stock certificate or certificates for shares of Common Stock to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock and Series B Preferred Stock a stock certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock and Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                        (2) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock and Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of Series A Preferred Stock and Series B Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                d. ADJUSTMENTS FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares


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of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock into which the outstanding Series A Preferred Stock and Series B Preferred Stock would be convertible shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on Common Stock payable in any right to acquire Common Stock for no consideration, then this Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                e. ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If Common Stock issuable upon conversion of Series A Preferred Stock and Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Paragraph IV.E.4.d. above or a merger or other reorganization referred to in Paragraph IV.E.2.c. above), the Series A Conversion Price and Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock and Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Series A Preferred Stock and Series B Preferred Stock immediately before that change.

                f. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of Common Stock (other than as defined in Paragraph IV.E.2.c. above or as recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Paragraph IV.E.4.) as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock and Series B Preferred Stock the number of shares of stock or other securities or property of this Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph IV.E.4. with respect to the rights of the holders of Series A Preferred Stock and Series B Preferred Stock after the capital reorganization to the end that the provisions of this Paragraph IV.E.4. (including adjustment of the Series A Conversion Price and Series B Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                g. NO IMPAIRMENT. This Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the


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provisions of this Paragraph IV.E.4. and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock and Series B Preferred Stock against impairment.

                h. CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Paragraph IV.E.4., this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock a certificate executed by this Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock and Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price and Series B Conversion Price for such series of Series A Preferred Stock and Series B Preferred Stock at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock and Series B Preferred Stock.

                i. NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred Stock and Series B Preferred Stock:

                        (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                        (2) in the case of the matters referred to in (iii) and
(iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                j. ISSUE TAXES. This Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock and Series B Preferred Stock pursuant hereto; provided, however, that this Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.


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                k. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock and Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                l. FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock and Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock and Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, this Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                m. NOTICES. Any notice required by the provisions of this Paragraph IV.E.4. to be given to the holders of Series A Preferred Stock and Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of this Corporation.

        5. INCREASING COMMON STOCK. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of this Corporation.

                                       V.

        For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of this Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.

                1. The management of the business and the conduct of the affairs of this Corporation shall be vested in its Board of Directors. The number of directors which shall


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constitute the whole Board of Directors shall be fixed by the Board of Directors as provided in the Bylaws. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                2. Subject to the rights of the holders of any series of Series A Preferred Stock and Series B Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of this Corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

                3. Subject to the rights of the holders of any series of Series A Preferred Stock and Series B Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders, provided, however, that any vacancy on the Board of Directors caused by the death, resignation, disqualification or removal of the Director designated by Omnicom (as defined below) shall, except as otherwise provided by law, be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

        B.

                1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                2. The directors of this Corporation need not be elected by written ballot unless the Bylaws so provide.

                3. No action shall be taken by the stockholders of this Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws.

                4. Special meetings of the stockholders of this Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of the shares entitled to cast not less that ten percent (10%) of the votes at


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the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

                5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this Corporation shall be given in the manner provided in the Bylaws of this Corporation.

        C. Notwithstanding any other provision of this certificate of incorporation, the following actions may not be taken by this Corporation without the prior written consent of Omnicom Group Inc., a New York corporation, or any assignee thereof ("Omnicom"), whether such approval is given by any director appointed by Omnicom at a meeting of the Board of Directors or by Omnicom pursuant to a vote of the stockholders of this Corporation:

                1. the sale, lease or other disposition of all or substantially all of this Corporation's assets or business including but not limited to a merger, consolidation or amalgamation of this Corporation with and into another corporation or entity, or of any other corporation or entity with and into this Corporation;

                2. the issuance or sale of stock or other securities of this Corporation, or stock options, warrants or obligations convertible into such stock or securities, to any lender providing debt financing of at least $500,000 to this Corporation;

                3. the issuance or sale of stock or other securities of this Corporation, or stock options, warrants or obligations convertible into such stock or securities (other than pursuant to the Option Plan), to the extent that such stock or securities carry rights (including without limitation rights to dividends, rights upon liquidation, rights relating to conversion, and/or class voting) which are senior to those of Omnicom and/or the issuance or sale thereof shall be at a price per share lower than that paid by Omnicom;

                4. the amendment of this Corporation's charter documents and Bylaws, to the extent that any such amendment would affect one of the provisions of this Paragraph V.C.. or which would alter the rights of the Series A Preferred Stock and Series B Preferred Stock;

                5. the making of any loans by this Corporation to any employee other than travel and business expense advances to employees in the ordinary course; and

                6. the increase in the number of shares of Common Stock offered under this Corporation's 1997 Stock Option Plan, as amended (the "Option Plan"), by more than 500,000 shares, or the creation of any other plan of this Corporation offering shares of capital stock or equivalent interests to stockholders.


                                       VI.

        A. A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Corporation Law is amended after approval by the stockholders of this Paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Corporation Law, as so amended.

        B. Any repeal or modification of this Paragraph VI shall be prospective and shall not affect the rights under this Paragraph VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

        A. This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Paragraph VII.B., and all rights conferred upon the stockholders herein are granted subject to this reservation.

        B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Paragraphs IV, V, VI, and VII."

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer and President in San Francisco, California this 29th day of June, 1999.

                                        ORGANIC, INC.,
                                        a Delaware corporation


                                     By: /s/ JONATHAN NELSON
                                        ----------------------------------------
                                        Jonathan Nelson, Chief Executive Officer


ATTEST:


BY: /s/ MICHAEL HUDES
   --------------------------------
   Michael Hudes, President

                           CERTIFICATE OF CORRECTION
                                       OF
                            THE AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                                 ORGANIC, INC.

     ORGANIC, INC., a Delaware corporation (the "Corporation"), certifies pursuant to Section 103(f) of the General Corporation Law of the State of Delaware that:

         1. The name of the Corporation is Organic, Inc. and it is a Delaware Corporation.

         2. The instrument being corrected is entitled "Amended and Restated Certificate of Incorporation of Organic, Inc." and said instrument was filed in the office of the Secretary of State of the State of Delaware on June 29, 1999.

         3. Article IV, Section C of said amended and Restated Certificate of Incorporation inaccurately set forth the shares of Preferred Stock designated, and read in its entirety as follows:

               "C. Seven Million Two Hundred Twenty-Five Thousand (7,225,000) shares of Preferred Stock are hereby designated "Series A Preferred Stock" and Four Hundred Ninety-Six Thousand (496,000) shares of Preferred Stock are hereby designated "Series B Preferred Stock." "

               Article IV, Section C of said Amended and Restated Certificate of Incorporation, as corrected, should provide that the shares of the Preferred Stock shall reflect the 3:1 split as designated in Article IV, Section A and should read in its entirety as follows:

               "C. Twenty-One Million Six Hundred Seventy-Five Thousand (21,675,000) shares of Preferred Stock are hereby designated "Series A Preferred Stock" and One Million Four Hundred Eighty-Eight Thousand (1,488,000) shares of Preferred Stock are hereby designated "Series B Preferred Stock." "

     IN WITNESS WHEREOF, Organic, Inc. has caused this Certificate of Correction to be signed by its Secretary this 17th day of August, 1999.

                                          ORGANIC, INC

                                          By: /s/ KENNETH L. GUERNSEY
                                            ------------------------------------
                                               Kenneth L. Guernsey, Secretary

                        CERTIFICATE OF AMENDMENT TO THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  ORGANIC, INC.


        Jonathan Nelson and Michael Hudes hereby certify that:

        FIRST: They are the duly elected and acting Chief Executive Officer and President, respectively, of Organic, Inc., a Delaware corporation (the "Corporation").

        SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on January 6, 1997 in the name of Organic Online, Inc., an Amended and Restated Certificate of Incorporation was filed with the Secretary of State on January 28, 1997, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State on February 8, 1999, a Certificate of Amendment of Amended and Restated Certificate of Incorporation changing the name of the Corporation from "Organic Online, Inc." to "Organic, Inc." was filed with the Secretary of State on March 11, 1999, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State on June 29, 1999, and a Certification of Correction of the Amended and Restated Certificate of Incorporation was filed with the Secretary of State on August 17, 1999 (as so amended, the "Original Certificate of Incorporation").

        THIRD: The proposed amendment of the Original Certificate of Incorporation below was approved by the Board of Directors of the Corporation at a meeting duly held on November 22, 1999. Thereafter, the proposed amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "Corporation Law") by written consent of stockholders given in accordance with Section 228 of the Corporation Law, with written notice given to stockholders who did not consent in writing.

        FOURTH: The Original Certificate of Incorporation of this Corporation is hereby amended as follows:

        1. Article IV, Section A, shall be amended to read as follows:

                                       IV.

                A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is Two Hundred Twenty-Five Million (225,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock (the "Common Stock"), each having a par value of one-hundredth of one cent ($.0001). Twenty-Five Million (25,000,000) shares shall be Preferred Stock (the "Preferred Stock"), each having a par value of one-hundredth of one cent ($.0001). Upon the filing of this Certificate of Amendment to the Amendment and Restated Certificate of Incorporation, each share of Common Stock issued and outstanding shall, automatically and without any action on the part of the holders thereof, be split and converted into three (3) shares of Common Stock.

        2. Article V is hereby amended to read in full as follows:

                                       V.

                For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of this Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

                A.

                        1. The management of the business and the conduct of the affairs of this Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors as provided in the Bylaws. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                        2. Subject to the rights of the holders of any series of Series A Preferred Stock and Series B Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of this Corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the then-outstanding shares of the Voting Stock.

                        3. Subject to the rights of the holders of any series of Series A Preferred Stock and Series B Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders, provided, however, that, until an initial public offering of the Common Stock of the Corporation (an "IPO"), any vacancy on the Board of Directors caused by the death, resignation, disqualification or removal of the Director designated by Omnicom (as defined below) shall, except as otherwise provided by law, be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                B.

                        1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                        2. The directors of this Corporation need not be elected by written ballot unless the Bylaws so provide.

                        3. No action shall be taken by the stockholders of this Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws; provided, however, that from and after an IPO any actions required by the provisions of the General Corporation Law of the State of Delaware must be taken at a stockholders' meeting and not by written consent or consents without meeting.

                        4. Special meetings of the stockholders of this Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer,
        (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) until an IPO, by the holders of the shares entitled to cast not less that ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

                        5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this Corporation shall be given in the manner provided in the Bylaws of this Corporation.

                C. Notwithstanding any other provision of this Certificate of Incorporation, until an IPO the following actions may not be taken by this Corporation without the prior written consent of Omnicom Group Inc., a New York corporation, or any assignee thereof ("Omnicom"), whether such approval is given by any director appointed by Omnicom at a meeting of the Board of Directors or by Omnicom pursuant to a vote of the stockholders of this Corporation:

                        1. the sale, lease or other disposition of all or substantially all of this Corporation's assets or business including but not limited to a merger, consolidation or amalgamation of this Corporation with and into another corporation or entity, or of any other corporation or entity with and into this Corporation;

                        2. the issuance or sale of stock or other securities of this Corporation, or stock options, warrants or obligations convertible into such stock or securities, to any lender providing debt financing of at least $500,000 to this Corporation;

                        3. the issuance or sale of stock or other securities of this Corporation, or stock options, warrants or obligations convertible into such stock or securities (other than pursuant to the Option Plan), to the extent that such stock or securities carry rights (including without limitation rights to dividends, rights upon liquidation, rights relating to conversion, and/or class voting) which are senior to those of Omnicom and/or the issuance or sale thereof shall be at a price per share lower than that paid by Omnicom;

                        4. the amendment of this Corporation's charter documents and Bylaws, to the extent that any such amendment would affect one of the provisions of this Article V, Section C, or which would alter the rights of the Series A Preferred Stock and Series B Preferred Stock;

                        5. the making of any loans by this Corporation to any employee other than travel and business expense advances to employees in the ordinary course; and

                        6. the increase in the number of shares of Common Stock offered under this Corporation's 1997 Stock Option Plan, as amended (the "Option Plan"), by more than 500,000 shares, or the creation of any other plan of this Corporation offering shares of capital stock or equivalent interests to stockholders.

                D. Board of Directors after Initial Public Offering

                        1. Number, Qualifications and Term of Office. Effective from and after an IPO, Section A of this Article V shall be of no further force and effect, and the Board of Directors shall be constituted as follows:

                                a. Except as otherwise provided herein or the General Corporation Law of Delaware, the business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of one or more members.

                                b. Directors need not be stockholders of the Corporation.

                                c. The number of directors shall be fixed from time to time, within the limits in the Bylaws, by a Bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present or by the board of directors.

                                d. The directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as the then total number of directors permits, serving staggered terms so that the initial terms of each such class will expire, respectively, at the first, second and third succeeding annual meetings of the stockholders held following the IPO. At each such succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms are expiring at such meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following such election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the Bylaws applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V, Section D unless expressly provided by such terms.

                                e. Except as provided in sub-Clause (2) below, the directors shall be elected by a plurality vote of the shares represented in person or by proxy at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting for the years in which their terms expire and until their successors shall be duly elected and qualified. If, for any cause, the board of directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in this Certificate of Incorporation or the Bylaws.

                        2. Vacancies. Except as otherwise provided by the Certificate of Incorporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the number of authorized directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A vacancy in the board of directors shall be deemed to exist under this sub-Clause (2) in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole board.

                        3. Resignation. Any director may resign by delivering his written resignation to the Corporation at its principal office, addressed to the president or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

           3. Article VI is hereby amended to read in full as follows:

                                       VI.

                The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all officers and directors of the Corporation whom it may indemnify pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. The Corporation may indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, any or all employees or agents of the Corporation whom it may indemnify pursuant thereto. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

           4. Article VII is hereby amended to read in full as follows:

                                      VII.

                The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation, provided, however, that, after an IPO, any amendment, alteration, change or repeal of Article V, Sections B and D, Article VI or this Article VII, or any other amendment to any provision of this Certificate of Incorporation that will have the effect of permitting circumvention of or modifying Article V, Sections B and D,
        Article VI or this Article VII, shall require the favorable vote, at a stockholders' meeting, of the holders of at least 80% of the then-outstanding shares of stock of the Corporation entitled to vote.

        5. A new Article VIII is hereby added, as follows:

                                      VIII.

                The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the Chief Executive Officer and President in San Francisco, California this 8th day of February, 2000.


                                        ORGANIC, INC.,
                                        a Delaware corporation


                                     By:   /s/ JONATHAN NELSON
                                        ----------------------------------------
                                        Jonathan Nelson, Chief Executive Officer


ATTEST:


BY:  /s/ MICHAEL HUDES
   --------------------------------
   Michael Hudes, President